Exhibit 3.364

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AMENDED AND RESTATED CHARTER

OF

UNITED HEALTHCARE OF HARDIN, INC.

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, United Healthcare of Hardin, Inc. (the “Corporation”) hereby amends and restated its charter for such corporation to read as follows:

ARTICLE ONE

The name of the Corporation is UNITED HEALTHCARE OF HARDIN, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The corporation is for profit.

ARTICLE FOUR

1. The purposes for which the Corporation is organized and formed, and the business to be carried on and the objectives by it are:

a.	to own, operate and manage a psychiatric and substance abuse treatment facility; to enable the refinancing of such with the assistance of mortgage insurance under the National Housing Act; to enter into, perform, and carry out contracts of any kind necessary to. or in connection with, or incident to, the accomplishment of the purposes of the Corporation, including, expressly, the execution of a Regulatory Agreement with the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner, and of such other instruments and undertakings as may be desirable or necessary to comply with the requirements of the National Housing Act, as amended, and the Regulations of the Secretary thereunder; to acquire any property, real or personal, in fee or under lease, or any rights therein or appurtenant thereto, necessary for the operation of the project; to borrow money and to issue evidence of indebtedness, and to secure the same by mortgage, pledge or other lien, in furtherance of any or all of the objects of its business in connection with said project; and

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b.	to transact any and all other lawful business or which a corporation may be incorporated under the laws of the State of Tennessee.

2. The Regulatory Agreement and other instruments and undertakings shall remain binding upon the Corporation, its successors and assigns, so long as a mortgage on the Corporation’s property is insured or held by the Secretary of Housing and Urban Development (“HUD”). In the event of any conflict between the Regulatory Agreement and the terms of these Articles, or the Bylaws of the Corporation, the Regulatory Agreement shall take precedence.

3. So long as the Secretary of Housing and Urban Development, or his successors or assigns, is the insurer or holder of the mortgage on Lincoln Trail Hospital, 083-22002-PM- REF/CON, no amendment to these Articles which results in any of the following shall be of force or effect without the prior written consent of HUD:

a.	any amendment which modifies the duration of the corporate existence of the Corporation;

b.	any amendment which results in the requirement that a HUD prior participation certification be obtained for any additional party; and

c.	any amendment which in any way impacts or affects the HUD Mortgage or Regulatory Agreement.

ARTICLE FIVE

The aggregate number of shares which the Corporation shall have authority to issue is Two Thousand (2,000) shares without par value common stock. All shares shall have equal rights without preferences or preemptive rights. Shares may be issued for such consideration as is fixed from time to time by the Board of Directors in accordance with Section 1244 of the Internal Revenue Code.

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ARTICLE SIX

The address of the principal office of the Corporation in the State of Tennessee is:

104 East Park Drive, Suite 309.

Brentwood, TN 37027

and its registered agent in the State of Tennessee is:

John E. Gillmor

414 Union Street, Suite 1600

Nashville, TN 37219

ARTICLE SEVEN

The complete address of the corporation’s principal office is 104 East Park Drive, Suite 309, Brentwood, Williamson County, Tennessee 37027.

ARTICLE EIGHT

Election of the Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE NINE

The name and address of the incorporator is:

John E. Gillmor

414 Union Street, Suite 1600

Nashville, TN 37219

ARTICLE TEN

To the greatest extent permitted by Tennessee law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 48-18-304 of the Tennessee Code or (iv) for any transaction from which the director derives an improper personal benefit. If the Tennessee Code is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Code, as so amended.

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Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely, affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN

A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Tennessee Code as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation such indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Tennessee Code requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to

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recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitle to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Tennessee Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Code.

E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Tennessee Code with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

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ARTICLE THIRTEEN

The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors,

IN WITNESS WHEREOF, I have hereunto set my hand, this 9th day of June, 1997, the foregoing Amended and Restated Charter having been adopted by the written consent of the Corporation’s Board of Directors and Shareholders on June 9, 1997 to be effective upon filing with the Secretary of State for the State of Tennessee.

UNITED HEALTHCARE OF HARDIN, INC.

By:
Denzel L. Patterson, Secretary

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